UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

a.             Amendment to Credit Agreement with Commerce Bank, N. A. , as Agent.  On July 17, 2009, the lenders under our existing Credit Agreement extended the date after which the aggregate commitments under our Credit Agreement would be reduced to $7.5 million from July 16, 2009 to July 24, 2009.

(b)           Wells Fargo Bank National Association.  As of July 21, 2009, the Company entered a new revolving Credit and Security Agreement with Wells Fargo Bank, National Association (“New Credit Agreement”).  The New Credit Agreement, which matures in July 2012, generally provides for Maximum Line of Credit of $25 million, subject to borrowing base limitations.  At July 21, 2009, approximately $19,311,355 was available under the New Credit Agreement before the initial funding.  Borrowings under the New Credit Agreement bear interest, payable monthly,  at a variable rate equal to Daily Three Month LIBOR plus 5%, but not less than 5.5%. During a default period, the interest rate may be increased by 3% at the lender’s discretion. The New Credit Agreement provides for minimum interest of $500,000 annually, an unused line fee of .50% per annum and origination fees, letter of credit fees and other administrative fees.  If the Company terminates the facility prior to the maturity date or the lender terminates during a default period, there is a prepayment fee of 3% if the termination occurs prior to the first anniversary date, declining to 1% if the termination occurs after the second anniversary of the initial funding. The New Credit Agreement is secured by a security interest in substantially all of the Company’s personal property.  The New Credit Agreement contains various covenants, including covenants which generally restrict dividends and increases in bonuses and salaries and prohibit liens, other than permitted liens, indebtedness, except existing indebtedness and indebtedness to the lender, and investments in other persons, and a convenant to sell our pet business by the end of the first quarter in fiscal 2010. Under the New Credit Agreement, the Company must meet specified net income requirements, is limited in the amount of capital expenditures it may make and must maintain a minimum debt service coverage ratio, as defined. The New Credit Agreement contains several post closing conditions relating to the provision of additional collateral and existing lien holder waivers, which the Company anticipates that it will be able to provide.  The lenders have significant lending discretion under the New Credit Agreement, and may terminate or accelerate the Company’s obligations under the New Credit Agreement upon the occurrence of various events in addition to payment defaults and other breaches, including such matters as over advances arising from reductions in the borrowing base, certain changes in the Board, failure to pay taxes when due, defaults under other material debt, lease or other contracts and our CEO ceasing to be actively engaged in the Company’s day to day business activities for a period of one year after July 21, 2009, or thereafter and the Company shall fail to hire a successor acceptable to the lender in 90 days.

On July 21, the initial funding date, the Company drew $15.94 million under the New Credit Facility to pay all obligations under the Existing Credit Facility.

In connection with the New Credit Agreement, CILCO,  the Union Pacific Railroad and the Cloud L. Cray Trust entered into subordination agreements with Wells Fargo Bank, National Association that generally restrict their ability to demand or accept payment of debt due them under their loan agreements with the Company until Wells Fargo Bank is paid in full.  Union State Bank entered into an intercreditor agreement with Wells Fargo Bank in which it agreed not to commence an enforcement action under its loan agreement with the Company until expiration of an 180 day standstill period.  Exchange National Bank & Trust Co., which has a leasehold mortgage on the Company’s executive office building and technical center, agreed with Wells Fargo that if Exchange Bank  acquired possession of such facilities through foreclosure it would give Wells Fargo access for 180 days to dispose of its collateral.

(c)           Union State Bank of Everest DBA Bank of Atchison.  As of July 20, 2009, the Bank of Atchison, which previously loaned the Company $1.5 million, agreed to loan the Company an additional $2.0 million.  The note is secured by a mortgage and security interest  on the Company’s Atchison plant and related equipment.  The note bears interest at 6% over the three year treasury index, adjustable quarterly, and is payable in 84 monthly installments of $32,000, with any balance due on the final installment.  Our President, Mr. Newkirk, is a director of the Bank.

(d)           Note to Cloud L. Cray, Jr. Trust.   As of July 20, the Cloud L. Cray, Jr. Trust agreed to extend the maturity date of the Company’s note to it from March 2010 to March 2011.

(e)           Agreements with Central Illinois Light Company.  As of July 20, the Company and Central Illinois Light Company (“CILCO”) entered a restructuring agreement whereby the Company acknowledged that it owned Central Illinois $11,614,197 under a Steam Agreement, a Gas Agreement and a Delivery Service Agreement at its temporarily idled Pekin, Illinois facility.  Although the Company was in default under these agreements, CILCO has agreed not to declare a default and has agreed to accept payment in accordance with a payment schedule reflected in a note delivered by the Company which provides for the payment in full over a 20 month period. The note bears interest at 9%, payable monthly commencing August 14, 2009.   Principal is payable in 18 equal monthly installments, with the first installment due on October14, 2009. The note is secured by an assignment of an anticipated income tax refund of approximately $5.5 million expected to be received in October 2009.  Thereafter, the monthly principal payment will be recalculated.  The Company also has agreed to use its best efforts to give CILCO a second mortgage on its Pekin, Illinois plant. This will require the Cloud L. Cray, Jr. Trust to subordinate its lien on the plant, which the Company anticipates it will do.

Item 2.01             Completion of Acquisition of Disposition of Assets

The debt referred to in Item 1.01 is secured by liens on the Company’s property, generally as follows:

a.           To secure the loan from Union State Bank, the Company has given a mortgage and security interest on its Atchison plant and equipment and its Atchison Flour Mill equipment and Onaga plant equipment.  Pursuant to a prior loan, such bank has a mortgage and security interest on the Onaga plant and equipment and the Flour Mill plant and equipment.

b.             The Company has given Wells Fargo a security interest on substantially all of its personal property other than its Kansas City, Kansas equipment, and has agreed to give it a mortgage on its real estate assets, other than its Kansas City, Kansas facility.

c.             The Company has agreed to use its best efforts to give CILCO a mortgage on its Pekin facility and has given it a security interest in an anticipated refund with respect to is fiscal 2007 federal income tax return.

d.             The loan to the Cloud L. Cray, Jr. Trust is also secured by a mortgage on the Atchison plant and on the Pekin Plant and by a security interest in substantially all of the Company’s personal property, other than equipment at the Kansas City, Kansas facility.  Mr. Cray has entered subordination agreements with Union State Bank, Well Fargo Bank and Exchange National Bank & Trust Company.

e.          The loan to Exchange National Bank & Trust Company is secured by a leasehold mortgage on the Company’s executive office building and new technical center and by a mortgage on its Pekin facility.

Item 2.03.            Creation of a Direct Financial Obligation or an Obligation under an Off —Balance Sheet Arrangement of a Registrant.

Reference is made to paragraphs (b), (c) and (e) of Item 1.01, which are incorporated herein by reference.

Item 3.03               Material Modifications to Rights of Security Holders.

The New Credit Facility restricts the Company’s ability to pay cash dividends or make other distributions with respect to its stock.  The Company  may pay dividends only if (i) no default under the Credit Agreement has occurred or would occur as a result of the dividend, (ii) the Company shall have had Average Excess Availability of not less than $10,000,000 for the 60 day period prior to such dividend, (iii) after giving effect to such dividend, the Company shall have Average Excess Availability of not less than $5,000,000 and (iv) on the date of such dividend, the Company shall have paid all accounts payable which remain unpaid more than thirty (30) days after the invoice date. “Average Excess Availability” generally means, as of any date of determination by lender, the average of the amount available for borrowing under the New Credit Facility, assuming, for purposes of calculation, that all accounts payable which remain unpaid more than sixty (60) days after the invoice date thereof as the close of business on such date are treated as additional advances outstanding on such date.

Item 7.01               Regulation FD Disclosure

Exchange National Bank & Trust Co., whose note from the Company is due in September, 2009, has advised the Company that it intends to extend the maturity date to July 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: July 21, 2009	By:	/s/ Timothy W. Newkirk
President and Chief Executive Officer